Exhibit 10.3

RUBY DEVELOPMENT COMPANY
P.O. Box 1241
Grass Valley, CA  95945

November 19, 2013

Perry Leopold, CEO
North Bay Resources Inc.
P.O. Box 162
Skippack, PA  19474

Amendment to Modification and Extension Agreement

Dear Perry,

This letter is to formalize certain amendments to the "Modification and Extension Agreement" dated March 19, 2013, by and between Ruby Development Company ("RDC") and North Bay Resources ("NBRI"), herein called the "Agreement", which Agreement made modifications in the note payable to Ruby Development Company by North Bay Resources (herein the "Note").

NBRI and RDC confirm and acknowledge that the Agreement is in full force and effect, that there have been no uncured events of breach to date, and that each represents and warrants to the other that they are in material compliance with the Agreement.  Except for the changes made by this amendment, the Agreement remains in full force and effect without modification.

The Parties hereby agree that the said Agreement is amended as follows:

1.Section 1, which reads, "In addition to the regular payments on the note provided herein, NBRI shall pay RDC a payment on the note in the amount of ONE MILLION DOLLARS ($1,000,000.00) on or before December 30, 2013", is hereby deleted in its entirety.

2.Beginning with NBRI's monthly payment against the Note (herein the "monthly payment") due on January 1, 2014, the monthly payments on the Note are increased to SIXTY THOUSAND DOLLARS ($60,000.00) principal and interest.

3.The minimum amount of the monthly payment due and payable on the first day of each and every month shall be TWENTY THOUSAND DOLLARS ($20,000.00), with the balance of the given SIXTY THOUSAND DOLLARS ($60,000.00) monthly payment to be paid before the end of such month.

Amendment -- November 2013	1

4.In the event that NBRI pays the entire monthly payment to RDC on or before the 20th day of any given month, then the interest on the remaining balance of the Note after such payment shall be calculated as though the entire said monthly payment had been received on the first day of such month.

5. In the event that NBRI pays the balance of any given monthly payment to RDC after the 20th day of the given month, then the interest on the remaining balance of the Note after such payment shall be calculated as though the partial monthly payment had been received on the first day of the following month.

6.The parties agree that NBRI may facilitate the payment to RDC of all or part of any given monthly payment by a third party or parties, and that any such monthly payment or portion thereof received by RDC shall be applied toward NBRI's monthly payment for such month.

7.As compensation for RDC amending the Agreement as provided herein, NBRI shall issue warrants to RDC for FOUR MILLION (4,000,000) NBRI shares at the price of FOUR CENTS ($0.04) expiring on December 30, 2018.

8.As additional compensation for RDC amending the Modification and Extension Agreement as provided herein, NBRI shall extend the expiration of RDC's other warrants to December 30, 2018.

9.As additional compensation for RDC amending the Modification and Extension Agreement as provided herein, NBRI agrees to reimburse RDC's attorney fees spent to evaluate and draft the documents relating to this amendment.

Yours truly,

RUBY DEVELOPMENT COMPANY

By:     /s/ W. R. Frederking
W. R. “Rick” Frederking, Partner

Acknowledged and Agreed this 19th day of November, 2013:

North Bay Resources, Inc.

By:    /s/Perry Leopold
Perry Leopold, President and CEO

Amendment -- November 2013	2